Exhibit 10.23.2
Letter Agreement Regarding Benchmark Rate Replacement
Goldman Sachs Bank USA
Goldman Sachs & Co. LLC
200 West Street
New York, NY 10282

January 3, 2022
Home Point Financial Corporation and its affiliates that are party to the agreements listed on Schedule A (each a “Counterparty” and a “Party”) and collectively the “Counterparties”)
Home Point Financial Corporation
2211 Old Earhart Road
Suite 250
Ann Arbor, MI 48105
Attention: Legal
Email: legal@hpfc.com

We are parties to those certain credit agreements, repurchase agreements and other similar facility agreements listed on Schedule A hereto (together, the “Subject Agreements”) pursuant to which and subject to the terms thereof, Goldman Sachs Bank USA, Goldman Sachs & Co., Goldman Sachs Lending Partners LP or an affiliate thereof (each a “Goldman Party” and a “Party” and collectively the “Goldman Parties”) has agreed, among other things, to provide funding to one or more Counterparties on an uncommitted basis at a variable interest rate indexed to a tenor of the London interbank overnight rate (“LIBOR”) and such Counterparty has agreed, among other things, to make periodic payments to the Goldman Party of such amounts accrued based on LIBOR.
In order to facilitate the Goldman Parties provision of further uncommitted funding to the Counterparties on or after January 1, 2022, we request that you enter into this letter agreement (this “Letter Agreement”) to amend each of the Subject Agreements to replace the LIBOR based index on which the variable interest rate is calculated with Compounded SOFR on the terms and conditions set forth herein.
Section 1.    Terms of Amendment
As of the later of the date of your signature set forth below and January 1, 2022 (the “Benchmark Effective Date”), each Subject Agreement will be amended as follows, without any further action on the part of any Goldman Party or any Counterparty.
1.1    With respect to advances made on and after January 1, 2022, the reference rate used in the calculation of the periodic interest rate or pricing rate applied to the outstanding balance owed to Goldman Sachs under the Subject Agreement (howsoever defined, the “Current Reference Rate”) shall be amended to be “Benchmark” as defined below:

“Benchmark”: The SOFR Rate; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, then, pursuant to terms and according to the Benchmark Replacement Procedures, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder in respect of such determination on such date and all determinations on all subsequent dates; provided further that if the Benchmark as determined would be less than the Floor for any calculation period under the Agreement, the Benchmark will be the Floor for such period.
To the extent the Subject Agreement contains a defined term “Benchmark”, subject to Section 1.6 below, on and after the Benchmark Effective Date the definition adopted hereby shall amend and replace such existing definition.
1.2    To the extent that a Subject Agreement adjusts the Current Reference Rate used to calculate the periodic interest or pricing rate to take into account the percentage under regulations issued by the Board of Governors for the Federal Reserve System for determining the maximum reserve requirement with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, the Benchmark shall also be subject to the same adjustment prior to computing the interest rate or pricing rate on and after the Benchmark Effective Date.
1.3    Each Subject Agreement shall be amended to incorporate the following defined terms:
“Applicable Tenor”: The tenor applicable to the Applicable Pricing Rate prior to the Benchmark Effective Date.
“ARRC”: The Alternative Reference Rates Committee convened by the Federal Reserve Board and the Federal Reserve Bank of New York.
“Benchmark Replacement Procedures”: The terms and conditions of the Benchmark Replacement Annex attached to this Agreement as Exhibit A.
“Benchmark Transition Letter”: The Letter Agreement Regarding Benchmark Rate Replacement, dated as of Benchmark Effective Date (defined therein) by and among the Goldman Parties and Guarantor.
“Compounded SOFR”: The rate determined daily by the Goldman Party, to be the “USD-SOFR-Compound” rate as defined in the ISDA Definitions; provided, however, that for purposes of such definition (i) the term “Calculation Period” shall mean, with respect to any date on which a payment is due, the period beginning on and including five (5) Business Days prior to the previous payment date and ending on and including the fifth (5th) Business Day before such payment date, and (ii) the term “Reset Date” shall mean such payment date.
“Floor”: The benchmark rate floor, if any, provided in this Agreement prior to the Benchmark Effective Date with respect to the Applicable Pricing Rate.

“Goldman Party”: Each of Goldman Sachs Bank USA, Goldman Sachs & Co. LLC, or any affiliate of the foregoing that is a party to this Agreement.
“SOFR Adjustment”: A percentage equal to the long-term spread adjustment recommended by the ARRC as found at https://www.newyorkfed.org/medialibrary/Microsites/arrc/files/2021/spread-adjustments-narrative-oct-6-2021.
“SOFR Rate”: The sum of: (a) Compounded SOFR, and (b) the SOFR Adjustment.
“SOFR”: With respect to any date (1) the secured overnight financing rate published for such date as such rate appears on the Federal Reserve Bank of New York’s Website at 3:00 p.m. (New York time) on the immediately following U.S. Government Securities Business Day; (2) if the rate specified in (1) above does not so appear, the secured overnight financing rate as published in respect of the first preceding U.S. Government Securities Business Day for which the secured overnight financing rate was published on the Federal Reserve Bank of New York’s Website.
“U.S. Government Securities Business Day”: Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
1.4    Notwithstanding whether the Subject Agreement contains provisions providing for the replacement of the Benchmark upon the occurrence of a Benchmark Transition Event, each such Subject Agreement shall be amended to incorporate the Benchmark Replacement Annex attached hereto as Exhibit A. To the extent that the terms of any Subject Agreement contemplate a benchmark transition process that conflicts with the Benchmark Replacement Annex, such existing terms shall be overridden and of no effect and on and after the Benchmark Effective Date the terms of the Benchmark Replacement Annex shall control.
1.5    To the extent that the Subject Agreement calculates other amounts by applying an interest rate or pricing rate based on a LIBOR reference rate, or otherwise references LIBOR within the terms and provisions of the Subject Agreement, as of the Benchmark Effective Date such terms are amended to replace such LIBOR reference rate with the Benchmark of the same Applicable Tenor.
1.6    In connection with these amendments, the Goldman Party shall have the right to implement the related provisions in a manner it deems appropriate to reflect the adoption and implementation of the Benchmark and to permit administration of the Benchmark in a manner substantially consistent with the terms of the Subject Agreement.
Section 2.    Conditions Precedent. This Letter Agreement shall become binding upon execution by the parties hereto, and shall take effect as of the Benchmark Effective Date.

Section 3.    Representations and Warranties of the Parties. Each Party hereby represents and warrants, as to itself, that:
3.1.    This Letter Agreement and each Subject Agreement, as amended hereby, constitute legal, valid and binding obligations of such Party and is enforceable against it in accordance with their terms.
3.2.    Upon the effectiveness of this Letter Agreement and after giving effect hereto, the covenants, representations and warranties of each Party set forth in each Subject Agreement are true and correct in all material respects as of the date hereof (excluding any such covenants, representations and warranties that by their terms are given only as of a specified date).
3.3.    Upon the effectiveness of this Letter Agreement, no event or circumstance has occurred and is continuing which constitutes an event of default under any Subject Agreement.
Section 4.    Reference to and Effect on the Subject Agreement.
4.1.    Upon the effectiveness of this Letter Agreement, on and after the date hereof, each reference in the Subject Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Subject Agreement and its amendments, as amended hereby.
4.2.    The Subject Agreement, as amended hereby, and all other amendments, documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
4.3.    Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party, nor constitute a waiver of any provision of the Subject Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.
Section 5.    GOVERNING LAW. THIS LETTER AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT FOR SECTIONS 5-1401 AND5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.
Section 6.    Headings. Section headings in this Letter Agreement are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
Section 7.    Counterparts; Signatures. This Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Letter Agreement. Delivery by email of an executed signature page of this Letter Agreement shall be effective as delivery of an executed counterpart hereof. Each party agrees that this Letter Agreement may be electronically signed, and that any electronic signatures appearing on this Letter Agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.
Section 8.    ENTIRE AGREEMENT. THE PARTIES HERETO HEREBY AGREE THAT THIS LETTER AGREEMENT AND THE SUBJECT AGREEMENT (AS MODIFIED HEREBY) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
In consideration of the premises set forth above, the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, please indicate by your signature below your acceptance of the terms and conditions of this Letter Agreement.

Very truly yours,

GOLDMAN SACHS BANK USA,

By:	/s/ Bryan Holt

Name:	Bryan Holt
Title:	Authorized Person
GOLDMAN SACHS & CO., LLC

By:	/s/ Michael Dente

Name:	Michael Dente
Title:	Authorized Person
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Acknowledged and agreed:

HOME POINT FINANCIAL CORPORATION, on behalf of all Counterparties

By:	/s/ Joseph Ruhlin

Name:	Joseph Ruhlin
Title:	Senior Managing Director - Treasurer

EXHIBIT A
BENCHMARK REPLACEMENT ANNEX
1.    Benchmark Replacement. Notwithstanding anything to the contrary in this Agreement or in any other Principal Agreement, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Principal Agreement in respect of such determination on such date and all determinations on all subsequent dates. If the Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement,” in connection with a Benchmark Transition Event, such Benchmark Replacement will become effective as of the Reference Time on the applicable Benchmark Replacement Date without any amendment to, or further action or consent of any other party to, this Agreement. If the Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement,” such Benchmark Replacement will become effective at 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the parties without any amendment to this Agreement or further action or consent of any other party.
2.    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Goldman Party will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Principal Agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party.
3.     Notices; Standards for Decisions and Determinations. The Goldman Party will promptly notify the parties of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Goldman Party pursuant to this Exhibit A, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party.
4.    Certain Defined Terms. The following terms have the definitions given to them below.
“Benchmark Replacement”: For any Collection Period, the sum of: (a) the alternate benchmark rate that has been selected by the Goldman Party as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.
“Benchmark Replacement Adjustment”: For any Collection Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Goldman Party for the applicable Corresponding Tenor in its sole and absolute discretion.
“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Collection Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Goldman Party decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Goldman Party in a manner substantially consistent with market practice (or, if the Goldman Party decides that adoption of any portion of such market practice is not administratively feasible or if the Goldman Party determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Goldman Party decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date”: The earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event”: Means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor”: With respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the Applicable Tenor for the applicable accrual period with respect to the then-current Benchmark.
“Goldman Party”: Each of Goldman Sachs Bank USA, Goldman Sachs & Co. LLC, Goldman Sachs Lending Partners LP or any affiliate thereof that is a party to this Agreement.
“Reference Time”: With respect to any determination of the Benchmark means the time determined by the Goldman Party in accordance with the Benchmark Replacement Conforming Changes.
“Principal Agreements” This Agreement, the Benchmark Transition Letter, the Transactions Terms Letter, the Guaranty and Security Agreement, the Participation Agreement, the Custodial and Disbursement Agreement, the Disbursement Agreement Account Control Agreement, any Servicing Agreement together with the related Servicer Notice, the Joint Securities Account Control Agreement, the Intercreditor Agreement, the Escrow Instruction Letter, any other Guarantee(s) (if required by the Transactions Terms Letter), the Custodial Account Control Agreement, the Electronic Tracking Agreement, the Seller Limited Liability Company Agreement, each Power of Attorney and related Purchase Commitments, any Transaction Request and all other documents and instruments evidencing the Transactions, as same may from time to time be supplemented, modified or amended, and any other agreement entered into between Buyer and Seller or Guarantor in connection herewith or therewith.
The parties acknowledge and agree that no account bank, custodian or third-party calculation agent (each a “Third Party Service Provider”) shall be under any obligation to (A) monitor, determine or verify the unavailability or cessation of the Benchmark or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of a Benchmark Transition Event or Benchmark Replacement Date, (B) to select, determine or designate any Benchmark, or other successor or Benchmark Replacement, or whether any conditions to the designation of such a rate have been satisfied, (C) select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (D) determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. The parties further acknowledge and agree that the Third Party Service Provider shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or any Principal Agreement and absence of a designated Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Schedule A
Amended and Restated Master Repurchase Agreement, dated as of June 30, 2021 (as amended, restated, or otherwise modified), by and among Goldman Sachs Bank USA, as buyer, HPFC SUB 1 LLC, as seller, and Home Point Financial Corporation, as guarantor